EXHIBIT 10.37

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (the “Amendment”) dated this 15th of June, 2012 amends that certain Lease dated July 24, 2007 and amended on November 4, 2008 and on March 2, 2012 by and between BIOLIFE SOLUTIONS, INC. (“Tenant”) and MONTE VILLA FARMS LLC (“Landlord”) (the “Lease”) in the project known as “Monte Villa Farms” located in Bothell, Washington.

RECITALS

WHEREAS, Tenant is desirous of leasing additional square footage, and Landlord is desirous of leasing both additional square footage and substitute square footage to Tenant on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the parties hereto, Landlord and Tenant agree to amend the Lease as follows:

1.	The fifth Whereas paragraph shall be amended to read as follows:
“WHEREAS, Tenant has leased approximately 4,366 rentable square feet of office space described and outlined on Exhibit C attached hereto (the "Office Premises") and approximately 5,798 rentable square feet of the first floor of the Production Building as shown on Exhibit C.1 attached hereto ("Clean Room Premises"). Tenant is desirous of moving to a mostly different and larger Office Premises for a total of 7,169 rentable square feet in the Administration Building described and outlined on Exhibit C.2 attached hereto ("Office Expansion Premises") and adding 7,561 rentable square feet in the Production Building described and outlined on Exhibit C.3 attached hereto (“Production Expansion Premises”), and Landlord is desirous of leasing the Clean Room Premises, the Office Expansion Premises and the Production Expansion Premises to Tenant on the terms and conditions set forth herein.  The Clean Room Premises, the Office Expansion Premises and the Production Expansion Premises shall be collectively known as the “Demised Premises”.  The rentable square footage of the Clean Room Premises will be adjusted per BOMA based on the changes to the first floor of the Production Building made by this Amendment. The revised total rentable square footage of leased space shall be approximately 20,761 square feet, or as otherwise measured according to BOMA standard.

2.	Paragraph 1.2, line 4, delete “C.3” and replace with “C.4”.

Paragraph 1.2, line 5, delete “approximately 4,366” through “(Exhibit C.1)” and insert “comprised of the spaces listed below:” Add to the end of the paragraph:
Approximately:

6,031 RSF in the Clean Room Premises (Exhibit C.1)
7,169 RSF in the Office Expansion Premises (Exhibit C.2)
7,561 RSF in the Production Expansion Premises (Exhibit C.4)

3.	Paragraph 2.6 (a) line 3, delete “20,462” and insert “20,761”.

4.	Paragraph 2.6(a) line 5, delete “7.23%” and insert “7.34%”.

5.	Exhibit B.2 shall be replaced by Exhibit B.3.

Other than set forth above, all terms and conditions of the lease remain in full force and effect. The parties hereby reaffirm and confirm such terms and conditions.  This agreement may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.  Facsimile copies will be considered originals.

	TENANT BIOLIFE SOLUTIONS, INC. a Delaware corporation		LANDLORD MONTE VILLA FARMS LLC, A Washington limited liability company

By:	/S/ Daphne Taylor	By:	/S/ Robert E. Hibbs
	Name: Daphne Taylor Its: Chief Financial Officer		Name: Robert E. Hibbs Its Manager

EXHIBIT B.2

BASIC ANNUAL RENT

Effective with this Amendment, the initial Basic Annual Rent shall be $20.27 per rentable square foot per year plus, on a monthly basis, for the two year period commencing January 1, 2013, an amount necessary to amortize the Tenant Improvement funds, with interest computed thereon at the rate of eighteen percent (18%) per annum, advanced to the Tenant as provided for in Exhibit D.2. Basic Annual Rent shall be increased by two and a half percent (2.5%) per annum.

From the Commencement Date thru the end of 2012, Landlord shall relieve Tenant of the net increase in Basic Annual Rent resulting from this Second Amendment.  The monthly Basic Annual Rent due under the First Amendment to Lease is $23,758.19 for July 2012 and $24,056.53 for August thru December 2012.  As a concession, those will be the same amounts due under this Second Amendment.

In the event that Tenant Improvements are not completed by July 15, 2012, due solely to the actions or inactions of Landlord, Tenant will be relieved of the net increase in Basic Annual Rent for an equal amount of time beyond 2012.

Landlord has the right to create up to 50,000 sq ft of additional space on the Property (the “Additional Space”). The creation of the Additional Space will reduce the Operating Expenses for the Premises (the “Additional Space Expense Reduction”). Tenant agrees that should Landlord create the Additional Space then the Rent shall be increased (effective as of the date of the inclusion of the Additional Space) by the amount of any Additional Space Expense Reduction.  Such a reduction shall be computed (within six months of the inclusion of Additional Space) by subtracting (i) the Tenant’s Proportionate Share of the Operating Expenses and Taxes computed after the inclusion of the Additional Space in the square footage calculations from (ii) Tenant’s Proportionate Share of the Operating Expenses and Taxes computed before the inclusion of the Additional Space in the square footage calculations.  Landlord shall provide Tenant with such computations for Tenant’s review.

EXHIBIT C.3
PRODUCTION EXPANSION PREMISES

A.3
A.6
B
B.3
C
D
E
F
G
H
J
K
17
16
15.5
15
14
13
12

**Production Building Basement Level**

1/8" = 1'-0"

7/26/2010

North